Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

December 4, 2020

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley, a Delaware corporation (the “Company”), in connection with (1) the merger of Mirror Merger Sub 1, Inc. (“Merger Sub 1”), a Maryland corporation and wholly-owned subsidiary of the Company, with and into Eaton Vance Corp., a Maryland corporation (“Eaton Vance”) (such merger, the “First Merger”) and (2) immediately following the First Merger, the merger of Eaton Vance with and into Mirror Merger Sub 2, LLC (“Merger Sub 2”), a Maryland limited liability company and wholly-owned subsidiary of the Company (such merger, together with the First Merger, the “Mergers”), in each case, pursuant to the terms of the Agreement and Plan of Merger dated as of October 7, 2020 (the “Merger Agreement”) by and among the Company, Merger Sub 1, Merger Sub 2 and Eaton Vance, and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the Mergers.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the information statement/prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP